Exhibit 3.2

CERTIFICATE OF correction

TO THE

CERTIFICATE OF DESIGNATION

OF

SERIES E CONVERTIBLE PREFERRED STOCK

OF

STAFFING 360 SOLUTIONS, Inc.

Pursuant to Section 103 of the

General Corporation Law of the State of Delaware

___________________

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does herby certify:

FIRST.The name of the corporation is Staffing 360 Solutions, Inc. (the “Company” or the “Corporation”).

SECOND.That a Certificate of Designation of Series E Convertible Stock (the “Certificate of Designation”) was filed by the Secretary of State of Delaware on November 15, 2018, and said Certificate of Designation requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

THIRD.The inaccuracies or defects of said Certificate of Designation are:

(a) Section 3.1.2 contained a misspelling of the word “Convertible”; and

(b) the Series E-1 Conversion Price in Section 6.1.1 did not contain a dollar sign.

FOURTH.

(a) Section 3.1.2 of the Certificate of Designation is hereby amended to read as follows:

3.1.2PIK Dividends.   Subject to subsection 7.6 below, the holders of shares of Series E Convertible Preferred Stock (other than Series E-1 Convertible Preferred Stock), in preference to the holders of any Junior Securities, shall also be entitled to receive dividends payable in shares of Series E-1 Convertible Preferred Stock of the Corporation having a Liquidation Value equal to 5% per annum of the Liquidation Value of the outstanding Series E Convertible Preferred Stock (such dividend, a “PIK Dividend” and together with Cash Dividends, “Quarterly Dividends”). Shares of Series E-1 Convertible Preferred Stock shall have all the same terms, preferences and characteristics as are provided for in this

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Certificate of Designation with respect to Series E Convertible Preferred Stock (including, without limitation, the right to receive Cash Dividends) and references herein to Series E Convertible Preferred Stock shall include Series E-1 Convertible Preferred Stock unless otherwise indicated.  Notwithstanding the foregoing, (i) Series E-1 Convertible Preferred Stock shall be mandatorily redeemable by the Corporation within thirty (30) days after written demand received from any holder at any time after the earlier of the occurrence of a Preferred Default or November 15, 2020, for a cash payment equal to the Liquidation Value plus any accrued and unpaid dividends thereon, (ii) the Series E‑1 Conversion Price shall be as provided in Subsection 6.1.1, and (iii) Series E‑1 Convertible Preferred Stock may be cancelled and extinguished in accordance with Subsection 7.6 hereof.  If on the date of any such redemption, Delaware law governing distributions to stockholders prevents the Corporation from redeeming all Series E-1 Convertible Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law and thereafter shall take all actions that it may legally take in order to cause the Corporation to be able to redeem lawfully the remaining shares, and shall redeem the remaining shares as soon as it may lawfully do so. No fractional shares of Series E-1 Convertible Preferred Stock shall be issued to any holder pursuant to this subsection 3.1.2 and in lieu of any such fractional share, the Corporation shall pay to such holder an amount in cash equal to the applicable fraction of a share of Series E-1 Convertible Preferred Stock multiplied by the Liquidation Value.   The Corporation shall deliver to each holder on each Quarterly Dividend Payment Date a share certificate evidencing Series E-1 Preferred Stock issued to such holder as a PIK Dividend, but the failure to so issue such certificate shall not impair the rights of such holder in respect of issued shares of Series E-1 Convertible Preferred Stock which shall be deemed issued and outstanding on each Quarterly Dividend Payment Date irrespective of whether a share certificate has been delivered to holder thereof and the Corporation shall make appropriate entry in its stock transfer records to reflect such issuance and outstanding shares of Series E-1 Convertible Preferred Stock on each Quarterly Dividend Payment Date.

(b) Section 6.1.1 of the Certificate of Designation is hereby amended to read as follows:

6.1.1Conversion Ratio.  Each share of Series E Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time from and after a Conversion Trigger (as defined below), and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series E Liquidation Value plus any accrued but unpaid dividends on such share by the Series E Conversion Price or the Series E‑1 Conversion Price (as defined below) in effect at the time of conversion.  The “Series E Conversion Price” shall initially be equal to $1.78.  The “Series E‑1 Conversion Price” shall initially be equal to $1.66.  Such initial Series E Conversion Price and Series E‑1 Conversion Price, and the rate at which shares of Series E and Series E‑1 Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to

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adjustment as provided below.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction as of the 15th day of November, 2018.

STAFFING 360 SOLUTIONS, Inc.,

a Delaware corporation

By: /s/ Brendan Flood

     Brendan Flood,

     Chairman and Chief Executive Officer

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